Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

KEVIN E. LOFTON APPOINTED TO RITE AID BOARD OF DIRECTORS

CAMP HILL, Pa. (Nov. 12, 2013) — Rite Aid Corporation (NYSE: RAD) today announced that its Board of Directors has elected Kevin E. Lofton, president and CEO of Catholic Health Initiatives, to the Rite Aid Board.

“We are very pleased to welcome Kevin to our Board,” said Rite Aid’s Chairman, President and CEO John Standley. “Kevin is a widely recognized and well-respected leader in the healthcare industry whose broad knowledge and experience will be beneficial in helping Rite Aid continue to grow our business and develop innovative ways to better serve our customers in a rapidly changing healthcare environment.”

Catholic Health Initiatives is a national health system, based in Englewood, Colo., that operates a full continuum of services from hospitals and long-term care facilities to home health agencies. Lofton joined CHI in 1998 and has held several leadership positions, including chief operating officer, before being named president and CEO in 2003. Prior to joining CHI, Lofton served as the chief executive officer of the University of Alabama Hospital in Birmingham; as chief executive officer of Howard University Hospital, Washington, D.C.; and chief operating officer at University Medical Center, Jacksonville, Fla.

Lofton is also involved with the American Hospital Association (AHA), having served as the 2007 chair of the AHA Board of Directors. Lofton also serves on the boards of Morehouse School of Medicine in Atlanta; Conifer Health Solutions LLC; and Gilead Sciences, Inc.

Lofton earned a bachelor’s degree in management from Boston University and a master’s degree in health administration from Georgia State University.

Rite Aid is one of the nation’s leading drugstore chains with nearly 4,600 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid’s website at www.riteaid.com.

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